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Exhibit 10.43

MASTER JOINT TECHNOLOGY DEVELOPMENT AGREEMENT

        This Master Joint Technology Development Agreement (this "Agreement") is entered into as of October 15, 2002 (the "Effective Date") by and between Newport Fab, LLC doing business as Jazz Semiconductor, a Delaware limited liability company having an office at 4321 Jamboree Road, Newport Beach, California ("Jazz"), and RF Micro Devices, Inc., a North Carolina corporation having an office at 7628 Thorndike Road, Greensboro, North Carolina 27409 ("RFMD" and together with Jazz hereinafter jointly referred to as the "Parties" or individually as a "Party").

        WHEREAS, RFMD owns certain valuable and confidential technology useful for the design and manufacture of integrated circuits for wireless communications applications; and

        WHEREAS, Jazz owns certain valuable and confidential technology useful for the design and manufacture of integrated circuits for wireless and wireline communications applications and operates a semiconductor wafer fabrication facility located in Newport Beach, California; and

        WHEREAS, Jazz and RFMD desire to cooperate with each other on development projects to jointly design and develop advanced silicon integrated circuit devices and new silicon wafer manufacturing processes; and

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS

        Capitalized terms used herein and not otherwise defined shall have the following meanings:

        1.1   "CA Team" is defined in Section 2.4.

        1.2   "Risk Production" means that a particular silicon wafer fabrication process has established baseline in terms of process recipes, device models, and design kits, and has passed standard wafer level reliability tests.

        1.3   "Confidential Information" shall mean Jazz Confidential Information and/or RFMD Confidential Information, and shall include this Agreement, each SOW and the MOU.

        1.4   "Design" shall mean the electrical design, layout, schematics, diagrams, specifications and bill of materials for any IC covered by a SOW and the production photomasks and other production tooling for the ICs.

        1.5   "Fab" shall mean the facility and associated assets owned by Jazz, and used by Jazz to provide specialty process foundry services and to manufacture semiconductor wafers, located in Newport Beach, California.

        1.6   "Foreground" shall mean all inventions, discoveries, improvements, designs, information, data, methods, techniques, drawings, component board models, layouts, schematics, diagrams, functional blocks, cells, design rules, simulation models, net lists, software, test protocols, methods and patterns and other technology developed during the course of Work under a SOW, whether or not patentable, including all Intellectual Property Rights embodied therein.

        1.7   "IC" shall mean an integrated circuit or other semiconductor device that performs electrical functions, including associated substrates, circuit elements, embedded passive elements, packaging, housing and other means of function and support.

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

        1.8   "Intellectual Property Rights" shall mean all patents and all patent applications (including, without limitation, originals, divisions, continuations, continuations-in-part, CPA's, RCE's, provisional, extensions or reissues), design rights (whether registered or not and all applications for the foregoing), copyrights, database rights, topography rights, mask work rights, applications to register any of the aforementioned rights, trade secrets, rights in unpatented know-how, rights of confidence and any other intellectual or industrial property rights of any nature whatsoever in any part of the world.

        1.9   "Jazz Background" shall mean the inventions, trade secrets, know-how, designs, information, data, processes, methods, techniques, drawings, component board models, layouts, schematics, diagrams, functional blocks, cells, design rules, simulation models, net lists, software, test protocols, methods and patterns and other technology owned or used, as at the effective date of a SOW, by Jazz and which Jazz may use or provide to RFMD in the performance of Work under such SOW including all Intellectual Property Rights embodied therein.

        1.10 "Jazz Confidential Information" shall mean all information identified by Jazz as confidential and disclosed by Jazz to RFMD under the MOU, this Agreement or any SOW.

        1.11 "Jazz Non-Process Background" shall mean Non-Process Background that is owned or used, as at the effective date of a SOW, by Jazz and which Jazz uses or provides to RFMD in the performance of Work under such SOW including all Intellectual Property Rights embodied therein.

        1.12 "MOU" shall mean the nonbinding Memorandum of Understanding dated June 26, 2002, between the Parties.

        1.13 "Non-Process Background" shall mean all Jazz Background and all RFMD Background other than Process Background.

        1.14 "Non-Process Foreground" shall mean all Foreground other than Process Foreground.

        1.15 "Person" shall mean any individual, corporation, partnership, joint venture, trust, business association, governmental entity or other entity.

        1.16 "Process" shall mean the semiconductor manufacturing technology used at the Fab to fabricate ICs and other semiconductor products, including variants of such technology used to manufacture CMOS, Bipolar, BiCMOS, SiGe and other devices, as the same is revised or updated from time to time under this Agreement or otherwise.

        1.17 "Process Foreground" shall mean Foreground related to or constituting an improvement, modification, revision, iteration or other adaptation of the Process and any Foreground related to or constituting a new Process.

        1.18 "Prototype" shall mean a preliminary version of an IC fabricated by Jazz on behalf of RFMD under a SOW, which is intended for evaluation, testing, characterization and tuning and which may or may not be functional.

        1.19 "RFMD Background" shall mean the inventions, trade secrets, know-how, designs, information, data, processes, methods, techniques, drawings, component board models, layouts, schematics, diagrams, functional blocks, cells, design rules, simulation models, net lists, software, test protocols, methods and patterns and other technology owned or used, as at the effective date of a SOW, by RFMD and which RFMD may use or provide to Jazz in the performance of Work under such SOW including all Intellectual Property Rights embodied therein.

        1.20 "RFMD Confidential Information" shall mean all information identified by RFMD as confidential and disclosed by RFMD to Jazz under the MOU, this Agreement or any SOW.

        1.21 "RFMD Process Background" shall mean the semiconductor manufacturing processes owned or used, as at the effective date of a SOW, by RFMD and which RFMD uses or provides to Jazz in the performance of Work under such SOW including all Intellectual Property Rights embodied therein.

        1.22 "SOW" shall mean the separate Statements of Work to be agreed by the Parties from time to time regarding specific development projects agreed to be undertaken by them. Each SOW will be executed by both Parties and will specify the tasks and Work to be performed by each Party, the contributions of engineering and design resources, equipment, supplies, capital and other resources to be made by each Party, the deliverables, Prototypes and other work product to be generated, the development schedule and key milestones, the roles and responsibilities of the Parties to complete the development, the exclusivity, marketing, manufacturing and distribution rights of the Parties, any royalty obligations of the Parties and such other matters as the Parties may agree.

        1.23 "Subsidiary" shall mean a corporation, company or other entity:

          (a)   more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

          (b)   which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such partnership, joint venture, association or other entity is now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, but such partnership, joint venture, association or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

        1.24 "Work" shall mean the work carried out under this Agreement or under a SOW.

2.    SCOPE OF COOPERATION

        2.1   During the term of this Agreement, the Parties will work together in a mutually beneficial and cooperative fashion in order to develop advanced semiconductor products, develop new and improved semiconductor manufacturing processes and ICs and create mutually beneficial technological solutions. Each joint development project undertaken by the Parties will be covered by a separate SOW, which shall set forth in reasonable detail the tasks and Work to be performed by each Party, the contributions of employee resources, equipment, supplies, capital, RFMD Background, Jazz Background and other intellectual property and resources to be made by each Party, the deliverables, including the hardware and software, reference designs, technical papers, Prototypes and other work product to be generated from the Work, the payments (if any) to be made by the Parties to each other for non-recurring engineering services, the development schedule and key milestones for the Work and the roles and responsibilities of the Parties with respect to the manufacture, marketing, promotion, advertisement, commercialization, distribution and sale of products created under or resulting from Work under the SOW. Each SOW will describe each Party's participation in the evaluation, characterization, testing and debugging of Prototypes.

        2.2   Each Party agrees to use commercially reasonable efforts to perform its responsibilities under each SOW and to allocate sufficient resources to complete the Work in accordance with the relevant specifications and development schedule set forth in such SOW. In the event resource constraints are preventing a timely completion of milestones or Work under a SOW, each Party will make commercially reasonable efforts to address the constraints to ensure completion of the project within the project timeline. To the extent permitted under its existing contractual obligations, each Party will disclose to the other Confidential Information that is relevant to the other in completing Work under a SOW, including all relevant Background necessary to complete the SOW. Either Party may propose changes or modifications to a SOW. Both Parties will timely review any proposed changes to a SOW and will identify impacts of such changes on the development schedule, cost and deliverables under the SOW. Any agreed changes shall be described in a written amendment to the SOW executed by the Parties.

        2.3   This Agreement shall serve as an overall framework with respect to the joint technology developments of the Parties, and it contains general principles regarding the Parties' responsibilities, cost sharing and ownership and use of Intellectual Property Rights and Foreground applicable to all projects undertaken under an SOW by the Parties, which principles may be modified on a project-by-project basis in the SOW, provided such modifications are signed by both Parties. The initial SOW will be negotiated by the Parties as soon as practical after the Effective Date. Additional SOWs may follow from time to time as agreed by the Parties.

        2.4   [...***...]

        2.5   [...***...]

        2.6   [...***...]

        2.7   Both Parties agree not to directly or actively recruit, divert or solicit the employment of either Party's employees during the term of this Agreement and for a period of [...***...] thereafter.

        2.8   Each SOW will address any exclusivity provisions with respect to the development, manufacturing and marketing of any products resulting from the Work under each SOW. If exclusivity is not specifically addressed in a SOW, then subject to the other terms of this Agreement, the following exclusivity provisions shall prevail:

          2.8.1 RFMD shall exclusively own all Non-Process Foreground, including the Design of all ICs fabricated for it at the Fab, and shall retain the exclusive right to make, have made, use, import, market, offer for sale and sell ICs based on or derived, in whole or in part, from such Designs. RFMD may not use the improved Process Foreground fully funded by RFMD under Section 2.8.3, for manufacturing at any internal or foundry site other than a Jazz site, until [...***...] from the Risk Production at the Fab of such new or improved Process, and RFMD agrees that if RFMD asserts "have made" rights under this Section 2.8.1 at a location other than a Jazz location thereafter, RFMD shall do so only in full accordance with RFMD's obligation to give JAZZ the first right of refusal to supply all RFMD silicon demand, provided JAZZ is competitive in pricing, technology, quality and delivery, as set forth in the Wafer Supply Agreement entered into between RFMD and JAZZ contemporaneously herewith; provided that, in the event RFMD rightfully asserts its "have made" rights, Jazz shall grant a royalty-free, non-transferable, reasonable license to a third party foundry authorized by RFMD to use the appropriate Process for the express, limited purpose of manufacturing ICs for RFMD.

          2.8.2 Jazz shall exclusively own all Process Foreground related to development of [...***...] Processes arising from development projects, or internally funded by Jazz or developed independently from an SOW, and will be free to offer foundry services to any Person, including RFMD, for the use of such improved Processes.

          2.8.3 Jazz shall exclusively own all Process Foreground, and new and improved Process Foreground arising from development projects under a SOW that are funded solely by RFMD, however Jazz hereby agrees that RFMD shall have the exclusive right to have ICs fabricated for it at the Fab under such new or improved Process; provided, that RFMD issues a binding purchase orders for at least [...***...] wafers within [...***...] from the Risk Production of such new or improved Process. RFMD needs to purchase minimum annual quantities of [...***...] based on such new or improved Process thereafter to maintain the exclusive right, otherwise, Jazz will be free to provide foundry services to any Person, including RFMD, for the use of such new or improved Process.

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

          2.8.4 Jazz shall exclusively own all new or improved Processes arising from development projects under a SOW that are funded jointly by Jazz and RFMD. However, if RFMD funds greater than or equal to [...***...], but less than [...***...] of the project, RFMD shall have the [...***...] right to have ICs fabricated for it at the Fab under such new or improved Process Foreground for a period of [...***...] from the Risk Production of such new or improved Process Foreground. Thereafter, Jazz will be free to provide foundry services to any Person, including RFMD, for the use of such new or improved Process. Jazz agrees that it shall not increase funding to a development project under a SOW without RFMD's prior written consent.

          2.8.5 [...***...]

3.    CONFIDENTIAL INFORMATION

        3.1   The handling of all Confidential Information, including that Confidential Information transferred under the MOU and to be transferred under the Agreement and each SOW, shall be in accordance with this Section 3. Confidential Information previously provided under the MOU or disclosed by the Parties prior to the Effective Date shall be treated as if disclosed under this Agreement.

        3.2   For a period of [...***...] from the date of disclosure of Confidential Information, the receiving Party agrees to use the same degree of care and discretion to avoid disclosure, publication or dissemination of Confidential Information outside of the receiving Party as it uses with its own similar information that it does not wish to disclose, publish or disseminate. RFMD may use Jazz Confidential Information: (i) for any purpose related to the performance of its duties under this Agreement or a SOW; (ii) as permitted under the terms of the license rights granted by Jazz in Section 5.2; and (iii) may not use the Jazz Confidential Information for any other purpose not expressly permitted under this Agreement. Jazz may use RFMD Confidential Information: (i) for any purpose related to the performance of its duties under this Agreement or a SOW; (ii) as permitted under the terms of the license rights granted by RFMD in Section 5.3; and (iii) may not use the RFMD Confidential Information for any other purpose not expressly permitted under this Agreement.

        3.3   Confidential Information may be disclosed either in writing, by delivery of items, by initiation of access to Confidential Information, such as may be contained in a database, or by oral or visual presentation.

        3.4   The disclosing Party to mark Confidential Information as Jazz Confidential Information or RFMD Confidential Information, as the case may be. If Confidential Information is not so marked or is disclosed orally, the disclosing Party agrees to identify Confidential Information as confidential at the time of disclosure and provide the receiving Party with written confirmation within [...***...] after disclosure.

        3.5   The receiving Party may disclose Confidential Information to its employees and employees of its parent and Subsidiary companies, consultants and subcontractors who have a need to know and to anyone else with the disclosing Party's prior written consent. Before disclosure to any of the above parties, the receiving Party agrees to have a written agreement with such party sufficient to require it to treat Confidential Information in accordance with this Agreement.

        3.6   Notwithstanding any other provision of this Agreement, the nondisclosure obligations specified in Section 3.2 shall not apply to any Confidential Information which: is already in the possession of the receiving Party or any of its Subsidiaries without obligation of confidence; is independently developed by Persons (not having access to Confidential Information) of, or for the receiving Party or any of its Subsidiaries; becomes publicly available without breach of this Agreement; is rightfully received by the receiving Party from a third party not under an obligation of confidentiality; is released for disclosure by the disclosing Party with its written consent.

        3.7   Disclosure of Confidential Information shall not be precluded if such disclosure is:

          3.7.1 in response to a valid order of a court or other governmental body; provided, however, that the receiving Party shall first have notified promptly the disclosing Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for purposes for which the order was issued; or

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

          3.7.2 otherwise required by law; provided, however, that the receiving Party must give the disclosing Party prompt notice and make a reasonable effort to obtain a protective order or, if requested, assist the disclosing Party in obtaining a protective order; or

          3.7.3 necessary to establish the receiving Party's rights under this Agreement.

        3.8   If any Confidential Information falls under an exception set forth in Section 3.6, the receiving Party shall not disclose that the disclosing Party hereto was the source of that Confidential Information.

4.    INTELLECTUAL PROPERTY RIGHTS

        4.1   (a) Except as otherwise provided in a SOW, the RFMD Background (and all Intellectual Property Rights therein) shall remain the exclusive property of RFMD.

          (b)   Except as otherwise provided in a SOW, the Jazz Background (and all Intellectual Property Rights therein) shall remain the exclusive property of Jazz.

          (c)   Except as otherwise provided in a SOW, all Process Foreground (and all Intellectual Property Rights therein) arising from Work shall be the exclusive property of Jazz, regardless of whether such Process Foreground is invented solely by Jazz, solely by RFMD or jointly by the Parties. Jazz shall have the sole and exclusive right (but not the obligation) to seek patent protection for any Process Foreground in all countries of the world at its sole expense and shall have full control over the prosecution and maintenance of such patents and title to any patent issuing therefrom shall be issued solely in the name of Jazz.

          (d)   Except as otherwise provided in a SOW, all Non-Process Foreground (and all Intellectual Property Rights therein) arising from Work shall be the exclusive property of RFMD, regardless of whether such Non-Process Foreground is invented solely by Jazz, solely by RFMD or jointly by the Parties. RFMD shall have the sole and exclusive right (but not the obligation) to seek patent protection for any Non-Process Foreground in all countries of the world at its sole expense and shall have full control over the prosecution and maintenance of such patents and title to any patent issuing therefrom shall be issues solely in the name of RFMD.

        4.2   Employees of Jazz or RFMD performing work under this Agreement or a SOW who develop Foreground, whether solely or jointly with others, shall promptly make a complete written disclosure to their employer for patent review of such Foreground, in the normal course, specifically pointing out those features or concepts believed to be new or different. Each Party agrees to promptly submit to the other Party upon request copies, marked as Jazz Confidential Information or RFMD Confidential Information, as the case may be, of any written disclosures pertaining to Foreground submitted exclusively to it, which submissions shall be subject to the provisions of Section 3 of this Agreement.

5.    EXPLOITATION

        5.1   Jazz hereby grants to RFMD a worldwide, nonexclusive, nontransferable license to use the Jazz Non-Process Background licensable by Jazz (and the Intellectual Property Rights of Jazz therein), and any Non-Process Foreground to the extent owned by Jazz (and the Intellectual Property Rights therein), to perform its obligations hereunder and under any applicable SOW and to, use, have used, lease, offer to sell, sell or otherwise transfer any product based on Work arising from a SOW (including any derivative) and to practice and have practiced any non process method in support of these rights. Except as otherwise provided in an applicable SOW, this license is royalty-free. This license shall include the right of RFMD to grant revocable sublicenses to its Subsidiaries and other subcontractors to make ICs on behalf of RFMD and its Subsidiaries, to customers of RFMD in order to permit such customers to incorporate RFMD ICs in their products and to end users of RFMD's customers in order to permit such end users to use such products. The foregoing license is irrevocable. The license granted in this Section 5.1 does not include rights related to the Process Background or Process Foreground.

        5.2   RFMD hereby grants to Jazz a worldwide, nonexclusive, nontransferable and non-sublicensable (except as provided in this Section 5.2) royalty-free license to use the RFMD Process Background (and the Intellectual Property Rights of RFMD therein), to perform its obligations under this Agreement and under any applicable SOW and to make, use, have used, lease, offer to sell, sell or otherwise transfer any product or process based on work arising from a SOW (including any derivative) and to practice and have practiced any method in support of these rights. Except as otherwise provided in an applicable SOW, this license is royalty-free. This license shall include the right of Jazz to grant revocable sublicenses to its Subsidiaries, to third party subcontractors to make ICs on behalf of Jazz's customers, to customers of Jazz in order to permit such customers to design their products under Jazz's Process and to end users of Jazz's customers in order to permit such end users to use such products. The foregoing license is irrevocable. The license granted in this Section 5.2 does not include rights related to ICs, whether Foreground or Background.

        5.3   Jazz hereby grants to RFMD a worldwide, irrevocable, non-exclusive, transferable, royalty-free license, under Jazz's rights in any Jointly Owned Foreground, to use, and commercially exploit, such Jointly Owned Foreground in any way it sees fit, and to sublicense any other Person to do the same.

        5.4   RFMD hereby grants to Jazz a worldwide, irrevocable, non-exclusive, transferable, royalty-free license, under RFMD's rights in any Jointly Owned Foreground, to use, and commercially exploit, such Jointly Owned Foreground in any way it sees fit, and to sublicense any other Person to do the same.

        5.5   If the Parties, through a SOW, agree to Work involving or including new or improved Process technology, Jazz will exclusively own all Process Foreground (and all associated Intellectual Property Rights) related to such new or improved Process technology. No license or other right to use Process technology except in conjunction with the fabrication of ICs designed by RFMD at the Fab will be granted to RFMD or will arise out of this Agreement in favor of RFMD, by implication, estoppel or otherwise.

6.    OTHER LICENSES

        Except as expressly provided in Section 5 or in a SOW, nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any license, including (but not limited to) any license under any copyrights, trademarks, maskworks, inventions, background technologies, Foreground, patents, patent applications or any Intellectual Property Rights of either Party.

7.    TERM, TERMINATION AND EXPIRATION

        7.1   This Agreement shall commence on the Effective Date and shall continue for five (5) years following that date (the "Initial Term") and will automatically renew for subsequent one-year terms unless either Party gives the other Party written notice of its intent not to renew at least [...***...] prior to the end of the Initial Term or of any renewal term; provided, that this Agreement shall expire sooner upon the first to occur of the following: (i) the mutual written agreement of the Parties to terminate this Agreement; or (ii) the termination of this Agreement pursuant to Section 7.2 hereof.

        7.2   As each Party is disclosing Confidential Information and is committing significant resources and has bargained for the other Party's unique and special expertise hereunder, each Party may immediately (except as set forth in Section 7.2.5) terminate this Agreement if any of the events of default specified in Sections 7.2.1 through 7.2.6 occur. The defaulting Party shall promptly notify the other Party in writing if it engages in or suffers any of such events of default. The events of default are:

          7.2.1 a Party becomes insolvent, is dissolved or liquidated, has a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated a bankrupt, or has a receiver appointed for its business;

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

          7.2.2 a Party has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

          7.2.3 a Party makes an assignment of all or substantially all its assets for the benefit of creditors;

          7.2.4 a Party is subject to property attachment, court injunction, or court order materially adversely affecting its performance under this Agreement;

          7.2.5 a Party materially breaches any provision of this Agreement and such breach is not cured within [...***...] of written notification by the notifying Party to the breaching Party; or

          7.2.6 [...***...]

        7.3   When this Agreement is terminated:

          7.3.1 each Party shall continue to be bound by the confidentiality obligations of Section 3 of this Agreement; and

          7.3.2 each Party shall continue to be bound to the licenses granted to the other Party in Section 5 of this Agreement; and

          7.3.3 each SOW then in existence shall remain in full force and effect in accordance with its terms.

        7.4   The provisions of this Section 7 are without prejudice to any rights or remedies either Party may have, under the general law or in equity, upon expiration or termination of this Agreement.

        7.5   The development work under each SOW will be considered completed by reference to performance of agreed upon milestones and delivery schedules. Each Party may terminate work under a SOW at any time upon notice to the other Party without penalty or future obligation to make payments due to market considerations or competitive considerations, or if the development project addressed by the SOW is delayed or is otherwise not likely to be commercially successful.

8.    COORDINATORS

  The Parties' project coordinators for disclosing or receiving Confidential Information are:

    Jazz:
    RFMD:

These project coordinators shall also oversee the Work to be done pursuant to this Agreement and each SOW, mutually agree to, and approve, any changes to be made to such Work, and attempt to resolve any disputes related to this Agreement and any SOW. Each Party may change its coordinator from time to time during the term of this Agreement by notifying the coordinator for the other Party in writing at the designated address for notices.

9.    GENERAL PROVISIONS

        9.1   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding the conflicts of law, and the parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of the State of Delaware with respect to such claim or dispute.

        9.2   Each Party represents that it has, or will have in place, agreements with its employees or others, including subcontractors, whose services the Party may require, sufficient to enable such employees or others to comply with all the provisions of this Agreement.

        9.3   (a) All information, know-how, technologies, services, background technology, Foreground and Prototypes provided by either Party hereunder are provided "AS IS", without warranty of any type or kind. Neither Party hereunder makes any warranty of any kind, express or implied, including implied warranties of merchantability, fitness for a particular purpose, satisfactory quality, good title or warranties of non-infringement of third-party Intellectual Property Rights.

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

          (b)   Neither Party shall be liable to the other for any defects within any information, know-how, technologies, services, background technology, Foreground and Prototypes provided to the other Party hereunder, except to the extent that such liability is incapable of exclusion at law.

          (c)   Neither Party shall be liable to the other if any information, know-how, technologies, services, background technology, Foreground and Prototypes provided to the other Party hereunder infringe the Intellectual Property Rights of any third party, except to the extent that such liability is incapable of exclusion at law.

        9.4   Neither Party shall use any name, trade name or other designation of the other Party (including any contraction, abbreviation or simulation of the foregoing), or reference or disclose the contents this Agreement, the MOU or any SOW, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

        9.5   If any term or provision of this Agreement or any SOW shall, in any jurisdiction and to any extent, be finally held to be invalid or unenforceable, such term or provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other term or provision of this Agreement or such SOW, so long as the remainder of this Agreement or such SOW still effectuates the essential purposes of this Agreement or such SOW. If such essential purposes cannot be effectuated, this Agreement or such SOW shall either be renegotiated or terminated without cause by either Party.

        9.6   The failure of a Party to insist upon strict adherence to any term of this Agreement or a SOW on any occasion shall not be considered a waiver, nor shall it deprive that Party of the right to insist later on adherence thereof, or thereafter to insist upon strict adherence to that term or any other term of this Agreement or a SOW. Any waiver must be in writing to be effective.

        9.7   The headings in this Agreement and each SOW are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement or any SOW. The terms "herein", "hereof", "hereunder" and any similar terms used in this Agreement or any SOW refer to this Agreement or such SOW (as the case may be), and all reference to "this Agreement" refer to this instrument and the Exhibits hereto, as amended from time to time. The terms "including" or "include" shall mean "including, without limitation", or "include, without limitation".

        9.8   Neither Party may assign any of its rights, privileges or obligations hereunder or under any SOW without the express written consent of the other Party. Where either Party experiences (i) the sale by that Party of all or substantially all its assets, liabilities and business in a single transaction to a single Person, or (ii) a merger of a Party with or into another Person, then the other Party retains all license rights granted under this Agreement. Any unauthorized assignment of this Agreement or any SOW is void.

        9.9   EXCEPT FOR INTENTIONAL, RECKLESS OR GROSSLY NEGLIGENT BREACHES OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM AND EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, IN NO EVENT WILL THE PARTIES' AGGREGATE LIABILITY (INCLUDING ATTORNEY'S FEES) HEREUNDER EXCEED [...***...], EXCEPT THAT THIS LIMITATION SHALL NOT APPLY TO ANY INTENTIONAL, RECKLESS OR GROSSLY NEGLIGENT BREACH OF SECTION 3 OF THIS AGREEMENT.

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

        9.10 Each Party to this Agreement agrees to comply with all applicable laws, rules, regulations, licenses and approvals of any duly constituted governmental authority having jurisdiction. Each Party to this Agreement, on behalf of itself and its Subsidiaries, shall do all things necessary to obtain, in a timely manner, all such licenses and approvals and to comply with all applicable laws, rules and regulations, including, but not limited to, the regulations of the United States Department of Commerce.

        9.11 Each Party to this Agreement, on behalf of itself and its Subsidiaries, agrees that neither it nor any of its Subsidiaries will export or re-export, directly or indirectly, any technology, software, and/or commodities furnished under this Agreement or any SOW, or the direct product thereof, to any country, or the nationals thereof, specified in the laws, rules and regulations of the jurisdiction in which the Party is based as an unauthorized destination without first obtaining approval from the relevant authority.

        9.12 It is agreed that this Agreement establishes a contractual relationship but does not create any legal structure such as a partnership, joint venture or any agency relationship between the Parties, nor shall either Party hold itself out as such contrary to the terms hereof by advertising or otherwise, nor shall either Party be bound or become liable because of any representation, action or omission of the other Party. Each Party is an independent contractor of the other and this Agreement does not create an agency relationship between Jazz and RFMD or between Jazz and RFMD personnel. Neither Party assumes any liability or responsibility for personnel of the other. Each Party shall be responsible for the supervision, control, compensation, withholdings, health and safety of its personnel.

        9.13 (a) Each Party agrees, subject to Sections 2, 3, 4 and 5 hereof, that this Agreement will not restrict the right of a Party to enter into agreements with any third party for the same or similar efforts, or to make, have made, use, sell, buy, develop, market, or otherwise transfer any products or services now or in the future, to any market, regardless of whether such products or services are competitive to the activities hereunder.

          (b)   It is acknowledged and agreed by each Party that nothing in this Agreement prohibits (or is intended to inhibit) either Party from independently developing, acquiring, licensing or otherwise exploiting technology which is the same or similar to Work under a SOW. Both Parties will continue to be bound by the confidentiality obligations in Section 3 and will not use any of the other Party's Background or solely owned Foreground or other Intellectual Property Rights of the other Party except as provided in this Agreement.

        9.14 All communications and notices between the Parties concerning this Agreement and each SOW shall be in writing and delivered either in person or by mail to the person and address specified below. Such communications and notices shall be effective upon receipt.

For Jazz:	Jazz Semiconductor, Inc. 4321 Jamboree Road Newport Beach, California 92660 Attention: Carolyn Follis
For RFMD:	RF Micro Devices, Inc. 7628 Thorndike Road Greensboro, North Carolina 27409-9421 Attention: Suzanne Rudy

        9.15 Neither Party shall be responsible for failure to fulfill its obligations under this Agreement due to fire, flood, war or other such cause beyond its reasonable control and without its fault or negligence, provided it promptly notifies the other Party.

        9.16 Sections 3, 4, 5, 6, 7 and 9 of this Agreement will survive the termination or expiration of this Agreement and shall remain in effect beyond such termination or expiration until fulfilled and shall apply to each Party's successors and assigns.

        9.17 This Agreement and each SOW entered into hereunder shall be the complete and exclusive statement of the agreement of the Parties and shall supersede all prior agreements and understandings, oral or written, between or among the Parties respecting the subject matter hereof, including the MOU.

        9.18 This Agreement may not be changed or terminated orally by or on behalf of any Party. Any amendments to this Agreement shall be in writing and signed by authorized representatives of Jazz and RFMD.

        9.19 Neither Party will issue a press release regarding this Agreement or any SOW without the written consent of the other Party. The Parties will issue a joint press release announcing this collaboration at a mutually acceptable time.

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        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

NEWPORT FAB, LLC
By:	/s/ SCOTT SILCOCK
Name:	Scott Silcock
Title:	Vice President Operations
Date:	October 15, 2002
RF MICRO DEVICES, INC.
By:	/s/ JERRY D. NEAL
Name:	Jerry D. Neal
Title:	Executive Vice President of Marketing & Strategic Development
Date:	October 15, 2002

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  Exhibit 10.43
MASTER JOINT TECHNOLOGY DEVELOPMENT AGREEMENT